THE LACLEDE GROUP, INC.
720 Olive Street
St. Louis, MO  63101

Mark C. Darrell
General Counsel

July 29, 2011

The Laclede Group, Inc.
720 Olive Street
St. Louis, Missouri 63101

Ladies and Gentlemen:

I am General Counsel of The Laclede Group, Inc., a Missouri corporation (the “Company”), and in that capacity I am familiar with the preparation of the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) on the date hereof.  The Registration Statement relates to the registration of two hundred eighty-five thousand two hundred twenty- two (285,222) shares of the Company’s Common Stock, par value $1.00 per share (including associated preferred share purchase rights) for issuance from time to time under the Company’s Dividend Reinvestment and Stock Purchase Plan (“Plan”).  The Securities will be registered for issuance pursuant to Rule 415 of the Act.

In rendering the opinions set forth herein, I have examined the Company’s Articles of Incorporation and By-laws, each as amended and currently in effect; the Registration Statement; and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of all of the foregoing, I am of the opinion that the Common Stock (and attached rights) being registered have been duly authorized and when issued and sold and upon receipt by the Company of the consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is based solely upon the current Federal laws of the United States of America and the laws of the State of Missouri.  I express no opinion as to whether the laws of any other jurisdiction might affect any opinion herein whether because of the application in Missouri of the laws of such other jurisdiction or because of the application in such other jurisdiction of the laws of the State of Missouri.

I consent to the references to this opinion in the prospectus included as part of the Registration Statement under the caption “Legal Opinions,” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mark C. Darrell